Exhibit 99

Eaton Reports Fourth Quarter Net Income and Operating Earnings Per Share of $1.12

Announces Net Income and Operating Earnings Guidance for 2017 of $4.30-$4.60 Per Share

DUBLIN--(BUSINESS WIRE)--February 2, 2017--Power management company Eaton Corporation plc (NYSE:ETN) today announced that net income and operating earnings per share were $1.12 for the fourth quarter of 2016. Net income per share in the fourth quarter of 2016 was down 3 percent from the fourth quarter of 2015. Operating earnings per share, which exclude $1 million of acquisition integration charges in the fourth quarter of 2016 and $14 million in the fourth quarter of 2015, were down 4 percent from the fourth quarter of 2015.

Sales in the fourth quarter of 2016 were $4.9 billion, down 4 percent from the same period in 2015. The sales decrease consisted of 3 percent from a decline in organic sales and 1 percent from negative currency translation.

Craig Arnold, Eaton chairman and chief executive officer, said, “Our fourth quarter net income and operating earnings per share were above the midpoint of our guidance despite fourth quarter sales coming in 1 percent lower than our expectations. The shortfall in sales resulted solely from higher negative currency translation due to the rise in the U.S. dollar following the U.S. election. Our organic sales for the quarter came in slightly better than expected, and some segments showed modestly improved order trends.

“During the quarter, we were able to resolve several insurance matters, some of which we had been working on for many years,” said Arnold. “In total, the income from insurance matters was approximately $70 million. In light of this income, we decided to move forward in the fourth quarter on an additional $70 million of restructuring actions. As a result, we had $90 million of restructuring costs in the fourth quarter, making our full-year 2016 restructuring costs a total of $211 million.

“Due to the accelerated restructuring, our segment margins in the fourth quarter were 14.6 percent,” said Arnold. “Excluding restructuring costs incurred in the quarter, our segment margins were 16.3 percent compared to 16.0 percent in the fourth quarter of 2015.

“Our operating cash flow in the fourth quarter was $638 million,” said Arnold. “Cash flow was modestly reduced by our decision to put $100 million into our U.S. qualified pension plan in the quarter. We continued to return substantial cash to our shareholders, repurchasing $163 million of our shares in the quarter. For all of 2016, our repurchases totaled $730 million, 2.6 percent of our shares outstanding at the beginning of the year.

“Looking at our full-year 2016 results, our operating earnings per share were $4.22 compared to the midpoint of our initial guidance for 2016 of $4.30,” said Arnold. “Given that our organic sales came in $200 million lower than our original guidance due to weaker end markets, we were pleased with how well our team executed during the year. Operating cash flow for the year was a record $2.6 billion, and the ratio of free cash flow to net income was 107 percent. Free cash flow as a percentage of sales was a record 10.4 percent.

“For 2017, we expect net income and operating earnings per share to be between $4.30 and $4.60, representing a 6 percent increase at the midpoint of our guidance in net income per share over 2016 and a 5 percent increase at the midpoint of our guidance in operating earnings per share over 2016,” said Arnold. “Our guidance is based on flat organic revenue and negative currency translation of $300 million. We anticipate net income and operating earnings per share for the first quarter of 2017 to be between $0.80 and $0.90.

“We have not factored any of the proposals of the new U.S. administration into our guidance for the year, in light of uncertainty about which policies will finally be enacted and when the policies will take effect,” said Arnold.

Business Segment Results

Sales for the Electrical Products segment were $1.7 billion, flat compared to the fourth quarter of 2015. Organic sales were up 1 percent and currency translation was negative 1 percent. Operating profits, excluding acquisition integration charges of $1 million during the quarter, were $317 million, up 4 percent over the fourth quarter of 2015.

“Our operating margins in the fourth quarter were 18.4 percent, and excluding restructuring costs of $17 million, 19.4 percent,” said Arnold. “Our orders in the fourth quarter were up 3 percent over the fourth quarter of 2015, driven by growth in the Americas and APAC, while EMEA was flat. We saw particular strength in the Americas in residential devices and lighting, and in APAC we saw particular strength in power quality.”

Sales for the Electrical Systems and Services segment were $1.5 billion, down 3 percent from the fourth quarter of 2015. Organic sales were down 2 percent and currency translation was negative 1 percent. Segment operating profits were $177 million, down 15 percent from the fourth quarter of 2015, with the decline driven by restructuring costs of $29 million in the fourth quarter of 2016 versus $3 million in the fourth quarter of 2015.

“Our operating margins were 12.2 percent, and excluding restructuring costs, 14.2 percent,” said Arnold. “Our margins continue to be negatively impacted by weakness in large industrial projects and oil and gas markets.

“Orders in the fourth quarter were down 7 percent from the fourth quarter of 2015, driven by a decline in the Americas. The Americas decline was largely due to weakness in large industrial projects and oil and gas orders,” said Arnold. “Orders in APAC showed double-digit growth during the quarter as a result of strong project orders while EMEA orders were flat.”

Hydraulics segment sales were $520 million, down 6 percent from the fourth quarter of 2015. Organic sales were down 5 percent and currency translation was negative 1 percent. Operating profits in the fourth quarter were $37 million, a decrease of 40 percent from the fourth quarter of 2015, with the decline driven by restructuring costs of $23 million in the fourth quarter of 2016 versus a recovery of $3 million in the fourth quarter of 2015.

“Our operating margins in the quarter were 7.1 percent, and excluding restructuring costs, 11.5 percent,” said Arnold. “Hydraulics orders in the fourth quarter of 2016 were up a solid 8 percent, with growth in all geographic regions. Orders were particularly strong from mobile OEMs.”

Aerospace segment sales were $425 million, down 3 percent from the fourth quarter of 2015, entirely due to negative currency translation. Operating profits in the fourth quarter were $84 million, up 9 percent over the fourth quarter of 2015.

“Our operating margins in the quarter were 19.8 percent,” said Arnold. “Orders in the quarter were down 1 percent compared to the fourth quarter of 2015. We saw particular strength in commercial and military transports, as well as military rotorcraft. Business jets and military fighters were weak.”

The Vehicle segment posted sales of $741 million, down 12 percent from the fourth quarter of 2015, entirely due to a decline in organic sales. Operating profits in the fourth quarter were $97 million, down 37 percent from the fourth quarter of 2015. Operating profits were impacted by restructuring costs of $13 million in the fourth quarter of 2016 versus $1 million in the fourth quarter of 2015.

“Our operating margins in the quarter were 13.1 percent, and excluding restructuring costs, 14.8 percent,” said Arnold.

“North American Class 8 truck production was 228,000 units in 2016, slightly above our last forecast. Automotive markets around the world were generally strong in 2016, with record volumes in the U.S. and China,” said Arnold. “We expect NAFTA Class 8 production in 2017 to be flat and global light vehicle markets to show modest growth.”

Eaton is a power management company with 2016 sales of $19.7 billion. Eaton provides energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton has approximately 95,000 employees and sells products to customers in more than 175 countries. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its fourth quarter results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern time via a link on the center of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on fourth quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning first quarter 2017 operating earnings and net income per share, full-year 2017 operating earnings and net income per share, 2017 organic revenue growth, the effects of currency translation, and growth in our end markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three and twelve months ended December 31, 2016 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended December 31		Year ended December 31

(In millions except for per share data)	2016	2015	2016	2015
Net sales	$4,867	$5,057	$19,747	$20,855

Cost of products sold	3,319	3,427	13,400	14,292
Selling and administrative expense	863	873	3,505	3,596
Research and development expense	145	153	589	625
Interest expense - net	60	57	233	232
Other income - net	(79)	(8)	(107)	(35)
Income before income taxes	559	555	2,127	2,145
Income tax expense	51	21	202	164
Net income	508	534	1,925	1,981
Less net income for noncontrolling interests	(4)	(2)	(3)	(2)
Net income attributable to Eaton ordinary shareholders	$504	$532	$1,922	$1,979

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.12	$1.15	$4.21	$4.23
Basic	1.12	1.15	4.22	4.25

Weighted-average number of ordinary shares outstanding
Diluted	452.4	462.7	456.5	467.1
Basic	450.5	461.4	455.0	465.5

Reconciliation of net income attributable to Eaton ordinary shareholders to operating earnings
Net income attributable to Eaton ordinary shareholders	$504	$532	$1,922	$1,979
Excluding acquisition integration charges (after-tax)	1	9	3	31
Operating earnings	$505	$541	$1,925	$2,010

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.12	$1.15	$4.21	$4.23
Excluding per share impact of acquisition integration charges (after-tax)	—	0.02	0.01	0.07
Operating earnings per ordinary share	$1.12	$1.17	$4.22	$4.30

See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended December 31		Year ended December 31

(In millions)	2016	2015	2016	2015
Net sales
Electrical Products	$1,726	$1,730	$6,957	$6,976
Electrical Systems and Services	1,455	1,494	5,662	5,931
Hydraulics	520	552	2,222	2,459
Aerospace	425	440	1,753	1,807
Vehicle	741	841	3,153	3,682
Total net sales	$4,867	$5,057	$19,747	$20,855

Segment operating profit
Electrical Products	$316	$298	$1,240	$1,156
Electrical Systems and Services	177	203	711	776
Hydraulics	37	62	198	246
Aerospace	84	77	335	310
Vehicle	97	155	474	645
Total segment operating profit	711	795	2,958	3,133

Corporate
Amortization of intangible assets	(95)	(100)	(392)	(406)
Interest expense - net	(60)	(57)	(233)	(232)
Pension and other postretirement benefits expense	(15)	(31)	(60)	(130)
Other corporate income (expense) - net	18	(52)	(146)	(220)
Income before income taxes	559	555	2,127	2,145
Income tax expense	51	21	202	164
Net income	508	534	1,925	1,981
Less net income for noncontrolling interests	(4)	(2)	(3)	(2)
Net income attributable to Eaton ordinary shareholders	$504	$532	$1,922	$1,979

See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
(In millions)
Assets
Current assets
Cash	$543	$268
Short-term investments	203	177
Accounts receivable - net	3,560	3,479
Inventory	2,254	2,323
Prepaid expenses and other current assets	381	369
Total current assets	6,941	6,616

Property, plant and equipment - net	3,443	3,565

Other noncurrent assets
Goodwill	13,201	13,479
Other intangible assets	5,514	6,014
Deferred income taxes	360	362
Other assets	960	960
Total assets	$30,419	$30,996

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$14	$426
Current portion of long-term debt	1,552	242
Accounts payable	1,718	1,758
Accrued compensation	379	366
Other current liabilities	1,822	1,833
Total current liabilities	5,485	4,625

Noncurrent liabilities
Long-term debt	6,711	7,746
Pension liabilities	1,659	1,586
Other postretirement benefits liabilities	368	440
Deferred income taxes	321	390
Other noncurrent liabilities	934	978
Total noncurrent liabilities	9,993	11,140

Shareholders’ equity
Eaton shareholders’ equity	14,897	15,186
Noncontrolling interests	44	45
Total equity	14,941	15,231
Total liabilities and equity	$30,419	$30,996

See accompanying notes.

EATON CORPORATION plc NOTES TO THE FOURTH QUARTER 2016 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per ordinary share, operating profit before acquisition integration charges for each business segment as well as corporate, and free cash flow, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance and liquidity period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Year ended
December 31, 2016
Net cash provided by operating activities	$2,552
Capital expenditures for property, plant and equipment	497
Free cash flow	$2,055

Note 2. ACQUISITION INTEGRATION CHARGES

Eaton incurs integration charges related to acquired businesses. A summary of these charges follows:

	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges*
	Three months ended December 31
	2016	2015	2016	2015	2016	2015
Business segments
Electrical Products	$1	$8	$316	$298	$317	$306
Electrical Systems and Services	—	5	177	203	177	208
Hydraulics	—	—	37	62	37	62
Aerospace	—	—	84	77	84	77
Vehicle	—	—	97	155	97	155
Total business segments	1	13	$711	$795	$712	$808
Corporate	—	1
Total acquisition integration charges before income taxes	1	14
Income taxes	—	5
Total after income taxes	$1	$9
Per ordinary share - diluted	$—	$0.02
*Operating profit excluding acquisition integration charges is used to calculate operating margin where that term is used in this release.

	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges*
	Year ended December 31
	2016	2015	2016	2015	2016	2015
Business segments
Electrical Products	$3	$25	$1,240	$1,156	$1,243	$1,181
Electrical Systems and Services	1	15	711	776	712	791
Hydraulics	—	2	198	246	198	248
Aerospace	—	—	335	310	335	310
Vehicle	—	—	474	645	474	645
Total business segments	4	42	$2,958	$3,133	$2,962	$3,175
Corporate	—	5
Total acquisition integration charges before income taxes	4	47
Income taxes	1	16
Total after income taxes	$3	$31
Per ordinary share - diluted	$0.01	$0.07
*Operating profit excluding acquisition integration charges is used to calculate operating margin where that term is used in this release.

Business segment acquisition integration charges in 2016 related to the integration of Ephesus Lighting, Inc. (Ephesus) and Oxalis Group Ltd. (Oxalis), which were acquired in 2015. The charges associated with Ephesus were included in Cost of products sold and Selling and administrative expense, while the charges associated with Oxalis were included in Cost of products sold. Business segment acquisition integration charges in 2015 related primarily to the integration of Cooper Industries plc (Cooper), which was acquired in 2012. These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Corporate integration charges in 2015 also related to the integration of Cooper. These charges were included in Selling and administrative expense. In Business Segment Information, the charges were included in Other corporate expense - net.

CONTACT:
Eaton Corporation plc
Scott R. Schroeder, Media Relations, +1-440-523-5150
scottrschroeder@eaton.com
or
Don Bullock, Investor Relations, +1-440-523-5127